Calculation of Filing Fee Tables
S-4
Gazelle Parent, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	457(a)	46,506,881		$ 21,198,749.60	0.0001381	$ 2,927.55
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 21,198,749.60		$ 2,927.55
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 2,927.55
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) Represents the maximum number of shares of common stock, par value $0.001 per share, of the Registrant estimated to be issuable upon consummation of the mergers described herein, calculated by totaling (a) the product obtained by multiplying (x) 242,271,424 shares of common stock, par value $0.001 per share, of Galera Therapeutics, Inc. ("Galera") (the maximum number of shares of Galera common stock and common stock equivalents that may be canceled and exchanged in the merger), by (y) the exchange ratio of 0.0062 per share of Parent common stock for each share of Galera common stock and common stock equivalents, plus (b) the product obtained by multiplying (x) 271,604,090 shares of common stock, par value $0.0001 per share, of Obsidian Therapeutics, Inc. ("Obsidian") (the maximum number of shares of Obsidian common stock and common stock equivalents that may be canceled and exchanged in the merger), by (y) the exchange ratio of 0.1657 per share of Obsidian common stock and common stock equivalents. The forgoing exchange ratios are calculated in accordance with the Merger Agreement (as defined herein), before accounting for any reverse stock split of Galera's Common Stock prior to the closing of the mergers and its potential impact on the exchange ratio for Galera common stock. (2) Pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (a) the product obtained by multiplying (x) $0.0875 (the average of the high and low bid and ask prices of Galera common stock on April 17, 2026, as reported on the OTCQB, by (y) 242,271,424 shares of Galera common stock (the maximum number of shares of Galera common stock equivalents that may be canceled and exchanged in the merger), plus (b) $0 (the book value of the Obsidian common stock equivalents to be exchanged in the merger).
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
242,271,424	$ 0.0875	$ 21,198,749.60			$ 21,198,749.60

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date